Exhibit 99.1

ZELTIQ AESTHETICS ANNOUNCES THIRD QUARTER 2012 FINANCIAL RESULTS

Third Quarter Highlights

•	Revenues of $17.9 million, compared to $17.7 million for the third quarter of 2011

•	77,500 cycles shipped, up 73.7% from the third quarter of 2011

•	Procedure fee revenues accounted for 52.5% of total revenues, up from 25.4% in the third quarter of 2011

•	Installed base increased 8.4% sequentially to 1,363 systems as of September 30, 2012

•	$66.9 million cash & cash equivalents, short-term and long-term investments as of September 30, 2012 compared to $70.9 million as of June 30, 2012

Pleasanton, Calif., November 7, 2012 –ZELTIQ Aesthetics, Inc., (Nasdaq: ZLTQ) a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, today announced financial results for the third quarter ended September 30, 2012.

Mark Foley, President and Chief Executive Officer, said, “In the third quarter, cycles shipped increased 74% year-over-year reflecting growing utilization and continued adoption of CoolSculpting®. We believe that the safety and efficacy associated with our procedure continue to make CoolSculpting the initial and preferred choice for the non-invasive reduction of fat that is resistant to diet and exercise.”

Mr. Foley continued, “Since becoming full-time CEO in late August, I initiated further restructuring efforts designed to both increase our ability to deliver consistent growth and drive product innovation. While our organization has gone through substantial change in a short period of time, I believe we have emerged as a stronger company, well-poised to leverage our technology leadership and take advantage of the significant market opportunity we see for ZELTIQ. The demonstrable progress we have made in building out a talented leadership team provides me confidence in our ability to capitalize on this growth potential. Our ability to attract Keith Sullivan as SVP of Worldwide Sales, Len DeBenedictis as CTO and Mary Fisher to our Board of Directors not only adds crucial industry experience but helps to validate our shared view regarding the potential growth opportunity. The additions of Keith and Len, along with the existing management team, will drive improved leadership and execution, allowing us to deliver more predictable system placements and accelerate new product development. We believe that these changes, combined with the recent product launch of CoolCurve+TM and a more focused sales effort, will help position us to achieve improved system sales growth.”

Keith Sullivan, Senior Vice President of Worldwide Sales, said, “CoolSculpting is one of the most advanced and efficacious technologies I have seen in my aesthetic device career, particularly as it relates to non-invasive fat reduction. When we combine that with a highly experienced, improved sales force, centralized sales training and reporting and a talented practice support team, we are well positioned for the successful execution of our growth strategy going forward.”

Third Quarter Financial Review

Total net revenues for the third quarter of 2012 were $17.9 million, consisting of $8.5 million of systems revenues and $9.4 million of procedure fee revenues. This compares to total net revenues of $17.7 million, consisting of $13.2 million of systems revenues and $4.5 million of procedure fee revenues in the third quarter of 2011. Second quarter 2012 revenues were $22.3 million, consisting of $12.0 million of systems revenues and $10.3 million of procedure fee revenues. Cycles shipped increased to 77,500 in the third quarter of 2012 compared to 44,619 in the third quarter of 2011, but were down 7.8% compared to the 84,072 cycles shipped in the second quarter of 2012. This sequential decrease in cycles shipped was consistent with the 8.3% decline ZELTIQ experienced from Q2 to Q3 of 2011.

Gross profit was $12.0 million, or 66.8% of revenues, in the third quarter of 2012, compared to gross profit of $10.4 million, or 58.9% of revenues, in the third quarter of 2011. Second quarter 2012 gross profit was $15.1 million, or 67.9% of revenues.

Operating expenses for the third quarter of 2012 were $17.1 million, compared to $13.2 million in the third quarter of 2011 and $23.2 million in the second quarter of 2012. The year-over-year increase primarily was the result of ZELTIQ’s sales and marketing efforts, including growth of its North American direct sales force, building advertising assets and costs associated with its direct marketing initiatives during the first half of the year, collateral for practice marketing initiatives, and the build-out of its international salesforce. Additionally, the operating expenses for the nine months ended September 30, 2012, include $3.7 million related to management changes and transition. Of the $3.7 million charge related to management changes, $1.7 million is for non-cash charges related to stock-based compensation expense.

Net loss for the third quarter of 2012 was $5.2 million, compared to $2.9 million in the third quarter of 2011 and $8.1 million in the second quarter of 2012. Net loss attributable to common stockholders for the third quarter of 2012 was $0.15 per share, compared to $3.17 per share in the third quarter of 2011, and $0.24 per share in the second quarter of 2012. Weighted average diluted shares outstanding for the third quarter 2012, third quarter 2011 and second quarter 2012 was 35.1 million, 1.4 million and 34.3 million, respectively.

Conference Call

ZELTIQ Aesthetics will host a conference call for investors on Wednesday, November 7, 2012 at 5:00 p.m. Eastern Time. The dial-in numbers are (877) 280-7291 for domestic callers and (707) 287-9361 for international callers. A live webcast of the call will also be available from the Investor Relations section of www.coolsculpting.com. A webcast replay from today’s call will also be available from the Investor Relations section of www.coolsculpting.com approximately two hours after the call and will be available until ZELTIQ’s next earnings call.

About ZELTIQ Aesthetics

ZELTIQ Aesthetics is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. The Company’s first commercial product, the CoolSculpting System, is designed to selectively reduce stubborn fat bulges that may not respond to diet or exercise. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. CoolSculpting utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis, without causing scar tissue or damage to the skin, nerves, or surrounding tissues. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer within a treated fat bulge without requiring the patient to diet or exercise.

Forward-Looking Statements

The statements made in this press release regarding ZELTIQ’s growth potential, its ability to deliver more predictable systems placements in the future, and its belief that it will experience improved sales growth are forward-looking statements.You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond ZELTIQ’s control and that could materially affect the company’s actual business operations and financial performance and condition. Factors that could materially affect ZELTIQ’s business operations and financial performance and condition include, but are not limited to: the recent additions to the commercial sales team may require more time than ZELTIQ expects to integrate these employees into the company; less than anticipated growth in the number of physicians electing to purchase CoolSculpting Systems; patient demand for CoolSculpting procedures may be lower than ZELTIQ expects; product or procedure announcements by competitors may decrease demand for CoolSculpting procedures; ZELTIQ may incorrectly estimate or control its future expenditures; ZELTIQ’s sales and marketing plans may fail to increase sales as ZELTIQ expects; as well as those other risks and uncertainties set forth in ZELTIQ’s Current Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed with the SEC on August 7, 2012. These forward-looking statements speak only as of the date of this press release. ZELTIQ expressly disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Mark Foley

ZELTIQ Aesthetics, Inc.

President and CEO

925-474-2500

Nick Laudico / Amy Glynn

The Ruth Group

646-536-7030 / 7023

nlaudico@theruthgroup.com

aglynn@theruthgroup.com

ZELTIQ Aesthetics, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$17,928	$17,720	$57,597	$49,346
Cost of revenues	5,953	7,283	19,096	19,632

Gross profit	11,975	10,437	38,501	29,714

Operating expenses:
Research and development	2,450	2,933	9,217	7,540
Sales and marketing	10,881	7,104	39,632	18,672
General and administrative	3,760	3,209	13,169	7,240

Total operating expenses	17,091	13,246	62,018	33,452

Loss from operations	(5,116)	(2,809)	(23,517)	(3,738)
Interest income (expense), net	11	(24)	100	(84)
Other income (expense), net	(44)	(17)	(108)	(412)

Loss before provision for income taxes	(5,149)	(2,850)	(23,525)	(4,234)
Provision for income taxes	33	—	103	—

Net loss	(5,182)	(2,850)	(23,628)	(4,234)
Cumulative dividends on convertible preferred stock	—	(1,564)	—	(4,691)

Net loss attributable to common stockholders	$(5,182)	$(4,414)	$(23,628)	$(8,925)

Net loss per share attributable to common stockholders, basic and diluted	$(0.15)	$(3.17)	$(0.69)	$(6.72)

Weighted average shares of common stock outstanding used in computing net loss attributable to common stockholders - basic and diluted	35,068,076	1,391,049	34,444,680	1,327,143

ZELTIQ Aesthetics, Inc.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,172	$83,908
Short-term investments	29,022	—
Accounts receivable, net	7,043	4,941
Inventory	7,679	4,476
Prepaid expenses and other current assets	3,374	2,385

Total current assets	69,290	95,710
Long-term investments	15,715	—
Restricted cash	386	255
Property and equipment, net	2,085	2,144
Intangible asset, net	7,357	7,882
Other assets	89	8

Total assets	$94,922	$105,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,937	$4,061
Accrued liabilities	12,223	6,878
Deferred revenue	1,119	375
Current portion of notes payable	—	310

Total current liabilities	17,279	11,624
Other non-current liabilities	184	72

Total liabilities	$17,463	$11,696
Total stockholders’ equity	77,459	94,303

Total liabilities and stockholders’ equity	$94,922	$105,999

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